Exhibit 10.4
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 1st day of October 2006 (the “Effective Date”) by and between Las Vegas Sands Corporation (“Company”), a Nevada company with principal offices located at 3355 Las Vegas Boulevard South, Las Vegas, Nevada 89109 and Michael Quartieri who resides at                                          ( “Employee”).
     WHEREAS, Company desires to employ Employee and to enter into this Agreement embodying the terms of such employment and Employee desires to accept such employment and to enter into this Agreement.
     NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, Company and Employee (each individually a “Party” and together the “Parties”) agree as follows.
1.	Definitions.
1.1	“Affiliates” means parent, subsidiaries and any other companies under common control with Company.

1.2	“Base Salary” means the salary provided for in Section 3 of this Agreement or any increased salary granted to Employee pursuant to the provisions of Section 3.

1.3	“Cause” means:
(a)	Conviction, or a guilty plea, or a nolo contendere plea to a felony or conviction of a misdemeanor involving moral turpitude which materially affects Employee’s ability to perform duties or materially adversely affects Company’s reputation; or

(b)	Misappropriation of any material funds or property of Company, commission of fraud or embezzlement with respect to Company, or any material act of dishonesty in relation to Employee’s employment by Company regardless of whether such act results or was intended to result in Employee’s direct or indirect personal gain or enrichment; or

(c)	Use of alcohol or drugs that renders Employee unable to perform the functions of his job or carry out his duties; or

(d)	Failure to render services in accordance with the provisions of this Agreement (including without limitation the licensing requirement in Section 2.4 below) or the failure to follow directions communicated by Company’s Employee management or Employee’s direct or indirect supervisors; or

1	Employee Initials:

(e)	Any act, or failure to act, (including disclosure of Confidential Information) that is likely to prejudice the business or reputation of Company or result in any material economic or other harm to Company; or

(f)	Any act, or failure to act, on the part of Employee which brings material disrepute upon Employee, either personally or professionally; or

(g)	Violation of any law, rule or regulation of any governmental or regulatory body material to the business of Company; or

(h)	The loss, revocation or suspension of any license or certification of Employee necessary for Employee to discharge Employee’s duties on behalf of Company; or

(i)	Any other material breach of this Agreement by Employee or any act or neglect or misconduct which Company, in its sole discretion, deems to be good and sufficient cause; or

(j)	Willful and persistent failure by Employee to reasonably perform duties; or

(k)	Employee’s death; or

(l)	Employee’s Disability as defined below.
1.4	“Confidential Information” means all private, personal, confidential or proprietary information, tangible or intangible, owned by or pertaining to Company or any of its Affiliates including Sheldon G. Adelson, which information was learned or acquired by Employee as a result of his employment relationship with Company. Without limiting the generality of the preceding sentence, “Confidential Information” shall include, but not be limited to, all of Company and Affiliates’ material non-public information, trade secrets, business methods, business plans, lists of customers (whether or not customers may have been solicited or procured by Employee or by Company), secret formulas or processes, player rating and credit line information, customer information, customer data, sales data, cost data, profit data, marketing methods, credit and collections techniques, strategic planning data, and financial planning data; provided, however, that “Confidential Information” shall not include information or data: (i) generally publicly known, (ii) learned by Employee from third persons with a legal right to disclose such information to Employee, or (iii) discovered by Employee through means entirely independent from and in no way arising from the disclosure to Employee by Company provided that the source is not another employee, consultant or agent of Company or its Affiliates subject to an obligation of confidentiality.

2	Employee Initials:

1.5	“Customer” means all individuals contained in Company’s customer lists, customer databases, or the like whether or not those individuals have been solicited or procured by Company or Employee.

1.6	“Disability” means Employee’s inability with or without accommodation to perform, for a period greater than twelve (12) consecutive weeks, the essential functions of the position by reason of permanent mental or physical disability, whether resulting from illness, accident or otherwise.

1.7	“Media” means print, document-based medium, television, facsimile, telex, telephone, radio, satellite, cable, wire, computer-based network, network, magnetic means, electronic means, Internet, intranet, and any other method (now known or hereinafter developed) for the publication, retention, conveyance, possession or holding of content, including without limitation, computer software, compact and laser disc, digital video displays, video cassettes, and multi-media.

1.8	“Person” means any individual, firm, partnership, association, trust, company, corporation, limited liability company or other entity.

1.9	“Term of Employment” means the period specified in subsection 2.2 and any authorized extensions thereof.

1.10	“Trade Secrets” mean Company and/or Affiliates’ trade secrets as such term is defined in the Uniform Trade Secrets Act, as promulgated generally in the United States of America.

All of the foregoing defined terms in quotations, if defined in the singular, shall also retain such general meaning if used in the plural, and if used in the plural, shall retain the general meaning if used in the singular.
2.	Term of Employment. Positions and Duties.
2.1	Employment Accepted. Company hereby employs Employee, and Employee hereby accepts employment with Company, for the Term of Employment, in the position and with the duties and responsibilities set forth in subsection 2.3 or in such other position or with such other responsibilities as reasonably assigned by Company from time to time and upon such other terms and conditions as are hereinafter stated.

2.2	Term of Employment. The initial term of employment shall commence on the Effective Date and expire at the close of business on September 30, 2009.

2.3	Duties and Responsibilities. During the Term of Employment, Employee shall be employed as Corporate Controller of Company and shall have all the responsibilities of that position as determined in the job description for that position on file with Company and as may be assigned pursuant to Section 2.1 above including working for and acting on behalf of Affiliates of Company as assigned from time to time by Company. During the period of

3	Employee Initials:

Employee’s employment, Employee will faithfully and diligently devote all business and professional time, attention, energy, experience and ability to promote the business and interests of Company. While employed by Company, Employee will not engage in any other employment, occupation, consultation or business pursuit which would interfere with or take time away from the discharge of Employee’s employment responsibilities without the prior written consent of Company.
2.4	Licensing Requirement. If required by Company or Nevada gaming authorities or any other regulatory authority within or without the State of Nevada (collectively, a “Gaming Authority”) to perform the duties required of Employee by Company pursuant to Sections 2.1 and 2.3, Employee must apply for and obtain any registration, license, qualification or finding of suitability required by a Gaming Authority (collectively, a “License”) Company and Employee agree to cooperate with any Gaming Authority and with each other in applying for the License and in removing any objections that may be raised by any Gaming Authority in connection with the granting of the License. If the Gaming Authority shall refuse to grant the License to Employee, or at any time during the term of this Agreement revoke the License, then this Agreement shall terminate and neither Company nor Employee shall have any further obligation hereunder.
2.5	Policies and Procedures. In addition to the terms herein, Employee agrees to be bound by Company’s policies and procedures as such may be amended by Company from time to time. In the event the terms in this Agreement conflict with Company’s policies and procedures, the terms herein shall take precedence. Employee certifies that as of the commencement of the Term of Employment Employee has read and signed off on Company’s policies and manuals and agrees to abide by the same.
3.	Base Salary. During the Term of Employment, Employee shall be entitled to receive a Base Salary of $225,000 per year (“Base Salary”), unless otherwise modified as a result of any salary review. All such amounts shall be payable in equal installments every two weeks or otherwise in accordance with the regular payroll of Company. On an annual basis, Employee shall receive a review of the Base Salary at which time the Base Salary may be raised but may not be decreased and such revised salary shall become the Base Salary for purposes of this agreement.
4.	Bonus. It is Company’s current intention to maintain an incentive bonus program by which qualified employees will be eligible to receive a discretionary quarterly incentive bonus based upon the achievement of individual and company goals and objectives as established from time to time. During the Term of this Agreement, Employee will be eligible to participate in the Company’s discretionary bonus program based upon thirty percent (30%) of Employee’s current Base Salary, issued in quarterly installments when payable. All bonuses are in the sole, absolute and unfettered and unreviewable discretion of Company. It is contemplated that, if Company continues to prosper and if Employee continues to demonstrate professional growth and development, Employee will be paid a bonus at least quarterly. Notwithstanding that contemplation, Employee shall not have any enforceable right to receive a bonus except for such bonuses as are actually paid by

4	Employee Initials:

Company. Upon termination of Employee’s employment for any reason whatsoever, Company shall have no obligation to pay Employee any bonus or prorated portion of a bonus Employee might have received had Employee continued employed.
5.	Employment Benefit Programs. During the Term of Employment, Employee shall be entitled to medical and dental insurance and life and disability insurance benefits and paid time off as are generally available to employees of Company from time to time under such benefit plans and as described and subject to such conditions and discretion as is reserved to Company as set forth in the associated benefit plan materials and Summary Plan Descriptions for such benefit plans.
5.1	Stock Option Interest. Employee shall be eligible to participate in the Company’s Stock Option Plan. The Company will recommend an equity award of options to purchase 10,000 shares of Las Vegas Sands’ (LVS) common stock to vest over a four year term with an exercise price equal to the fair market value on the date of grant to the Performance Sub-Committee of the LVS Board of Directors, subject to approval by the Performance Sub-Committee of LVS and the exact terms of the options will be governed by the terms of the standard LVS option agreement to be provided to Executive upon grant of the options.
6.	Termination.
6.1	Termination by Company With Cause. Company may terminate Employee’s employment for Cause at any time during the Term of Employment upon and by giving written notice to Employee of the particular act(s) or failure(s) to act providing the basis for termination (the “Default”). Provided however, that with respect to a Default alleged to have occurred under Sections 1.3(d), 1.3(e) or 1.3(i) of the Agreement, Company shall have first provided Employee with notice of the acts, duties or omissions Employee has committed or failed to observe or perform and Employee shall have fifteen (15) days from receipt of such notice to correct the acts or omissions with regard to such Default. In the event Company determines that Employee has not cured the Default or that Employee has not established to the satisfaction of Company that the Default did not occur, Company will give Employee notice of termination effective the fifteenth (15th) day following the initial notice of Default. In the event Company terminates Employee’s employment for Cause, Employee shall be entitled to:
(a)	Base Salary at the rate in effect at the time of termination through the effective date of the termination of employment;

(b)	Reimbursement for reasonable expenses incurred, but not paid prior to the effective date of such termination of employment, subject to Company’s policies including providing of supporting receipts; and

(c)	Such rights to other compensation and benefits as may be provided in applicable plans and programs of Company, including, without limitation, applicable employee benefit plans and programs, according to the terms and conditions of such plans and programs

5	Employee Initials:

including COBRA benefits provided, however, that nothing in this subsection shall be read to entitle Employee to any unpaid bonus as of the effective date of termination.
6.2	Termination by Company Without Cause. Company may terminate Employee’s employment without Cause at any time during the Term of employment by giving written notice. In the event that Company terminates Employee’s employment without Cause, Employee shall thereupon be entitled to:
(a)	Continuation of the Base Salary for the lesser of (i) a period of twelve (12) full months or (ii) the remainder of the Term of Employment; and

(b)	The provisions of Sections 6.1(b) and 6.1(c) shall also apply.
6.3	Termination due to Expiration of the Term of Employment. If the Parties decide not to extend the Term of Employment, Employee shall not be entitled to any additional compensation as a result thereof, but, subject to the limitations described in Section 6.1(c), such termination of employment shall not otherwise affect accrued but unpaid compensation or benefits provided under this Agreement or otherwise. In the event that the Term of Employment expires and the Agreement has not been extended by the Parties, should Employee remain in the employ of Company Employee will be deemed an “at-will” employee and Company may terminate such employment with or without cause without any further liability.
7.	Restrictive Covenant and Covenants not to Engage in Certain Other Acts.
7.1	Restrictive Covenant. During the Term of Employment, Employee has no right to resign and any purported resignation constitutes an incurable material breach of this Agreement. In the event of any termination for Cause or any purported resignation described in the prior sentence, Employee shall not for a period of twelve (12) months from the termination date or for the remainder of the period that would have been Employee’s Term of Employment, whichever is less, accept employment or enter into any contractual relationship, whether as an employee or as a consultant or independent contractor or sub-contractor with any casino or hotel/casino company that operates in Clark County Nevada or any affiliate thereof. This restrictive covenant shall also apply during any period in which Employee is receiving continuation of Base Salary pursuant to Section 6.2(a). Employee acknowledges and agrees that the restrictive covenant contained in this Section is supported by valuable consideration, and is reasonable in its scope and duration, and that the covenant protects the legitimate interests of Company and imposes no undue hardship on Employee. The period, the geographical area and the scope of the restrictions on Employee’s activities are divisible so that if any provision of the restriction shall be declared by a court of competent jurisdiction or by an arbitrator to exceed that maximum time period, geographical area, or scope which such court or arbitrator deems reasonable and enforceable, this provision shall be automatically modified to the extent necessary to make it reasonable and enforceable.

6	Employee Initials:

7.2	Non-solicitation. Employee agrees that for a period of two (2) years after the end of Employee’s employment with Company for any reason, Employee shall not induce any persons in the employment of Company or its Affiliates to (a) terminate such employment, (b) accept employment with anyone other than Company or an Affiliate of Company or (c) interfere with the business of Company in any material manner.

7.3	Covenants to Protect Confidential Information:
(a)	Non-Disclosure. During Employee’s employment and for a period of eighteen (18) months after the end of Employee’s employment with Company, Employee agrees to hold confidential all Confidential Information learned or acquired by him/her and he will take all action necessary to preserve that confidentiality. Employee represents and covenants to Company, its Affiliates and to Sheldon G. Adelson that Employee shall treat any Confidential Information disclosed to, or learned by, Employee as fiduciary agent of Company, its Affiliates, or Sheldon G. Adelson, recognizing that Company, its Affiliates, or Sheldon G. Adelson only made the Confidential Information accessible to Employee by reason of the special trust and confidence which Company, its Affiliates, or Sheldon G. Adelson placed in Employee. In perpetuity, Employee shall not disclose, disseminate, transmit, publish, distribute, make available or otherwise convey any of Company’s, its Affiliates’, or Sheldon G. Adelson’s Trade Secrets to any Person; provided, however, that Employee may disclose Company’s, its Affiliates’, or Sheldon G. Adelson’s Trade Secrets to directors, officers and employees of Company that in Employee’s actual and reasonable knowledge are entitled and authorized to view such Trade Secrets and who need to know such Trade Secrets in order to conduct bona fide activities on behalf of Company. Employee shall not make, or permit or allow to be made, copies of any Media containing, in full or in part, Confidential Information.

(b)	Without the prior written approval of Sheldon G. Adelson or duly authorized representatives of Company or its Affiliates, which Company, its Affiliates, or Sheldon G. Adelson may in its or their sole discretion withhold, Employee agrees that, during the Term of Employment or at any time thereafter, Employee shall keep confidential and shall not directly or indirectly disclose, reveal, publish, exploit or otherwise make use of the Confidential Information in any manner whatsoever including, but not limited to, interviews, articles, accounts, books, plays, movies, and documentaries, whether non-fiction or fictional. In the event that Employee is requested or required to disclose any Confidential Information, it is agreed that Employee will provide Company with prompt notice of such request(s) so that Company may seek an appropriate protective order.

7	Employee Initials:

(c)	Security Measures. While in possession or control of Confidential Information, or any Media embodying same, Employee shall take reasonable efforts to keep such Confidential Information reasonably inaccessible from Persons not otherwise authorized to view the Confidential Information. While in possession or control of any of Company’s and/or its Affiliates’ Trade Secrets, or any Media embodying same, Employee shall use his best efforts to keep all Company’s and/or its Affiliates’ Trade Secrets inaccessible from third Persons who, in Employee’s actual and reasonable knowledge are not authorized to view same, including without limitation, keeping Company’s and/or its Affiliates’ Trade Secrets secure while not being viewed, as well as not removing any Company’s and/or its Affiliates’ Trade Secrets from Employee’s work area at any time, for any reason.

(d)	Forced Disclosure. If Employee is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Confidential Information, Employee shall provide an officer of Company with prompt written notice of such request or requirement so that Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by Company, Employee nonetheless is legally compelled to disclose Confidential Information to any tribunal or else would stand liable for contempt or suffer other censure or penalty, Employee may, without liability herein, disclose to such tribunal only that portion of the Confidential Information which Employee is legally required to disclose, provided that Employee exercises his best efforts to preserve the confidentiality of the Confidential Information, including, without limitation, by cooperating with Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information by such tribunal.
(e)	Ownership of Works. Notwithstanding any other provision of this Agreement, Employee hereby acknowledges that Company owns the exclusive right, title and interest in and to the Confidential Information and the intellectual property rights embodied in, relating to, based upon or arising from Confidential Information or described in this subsection. In the course of Employee’s employment, Employee may be required to create or modify works or perform acts that create intellectual property rights including any such rights protected by any applicable law relating to copyrights, patents or any other form of intellectual property (“IP Rights”). In return for the compensation to be paid to Employee as an employee, Employee agrees that any IP Rights Employee might otherwise enjoy (but for this sentence) that are developed, designed or

8	Employee Initials:

improved during the course and scope of Employee’s employment or are derived from information, knowledge or data gained by Employee during Employee’s employment are the exclusive property of Company and, by Employee’s entry into this Agreement, Employee assigns all of the IP Rights to Company. Employee also agrees to execute any further form of assignment of the IP Rights to Company as may be required or desired by Company to perfect and enforce the assignment of the IP Rights whether during or after Employee’s employment with Company.
(f)	Return of Materials. When Employee’s employment with Company ends, Employee shall return to Company all documents and data, in whatever Media, owned by Company, including, without limitation, all Confidential Information, papers, drawings, notes, memoranda, manuals, specifications, designs, devices, code, e-mail, documents, diskettes, tapes and any other material. Employee shall also return any keys, access cards, credit cards, identification cards and other property and equipment belonging to Company and/or its Affiliates. All data and information stored on or transmitted using Company owned or leased equipment is the property of Company. Notwithstanding the return or destruction of the Confidential Information, Employee shall continue to be bound by his obligations of confidentiality and security as otherwise set forth in this Agreement for a period of two (2) years with respect to Confidential Information and in perpetuity with respect to Company’s and/or its Affiliates’ Trade Secrets.
7.4	Non-Disparagement. During the Term of Employment and in perpetuity following the effective date of termination of this Agreement, Employee shall not make any remarks disparaging the conduct or character of Sheldon G. Adelson, Company or its Affiliates, their agents, employees, officers, directors, successors, or assigns.

7.5	Cooperation. At any time following the effective date of termination of this Agreement, Employee shall reasonably cooperate with Company in any litigation or administrative proceedings involving any matters with which Employee was involved during his employment by Company. Company shall reimburse Employee for reasonable expenses, if any, incurred in providing such assistance including the value of the time expended in testifying measured at the rate of pay that Employee is then receiving from a subsequent employer. For the purpose of this section, reasonable cooperation shall mean, at employees option, testifying by deposition at his principal residence or principal place of employment if different than Clark County Nevada
8.	Equitable Relief. Employee agrees and acknowledges that (a) the breach of the Restrictive Covenant and Covenants not to Engage in Certain Other Acts Section of this Agreement by Employee would cause irreparable injury to Company and/or its Affiliates, (b) such a breach would not be adequately compensated in money damages, (c) the balance of the equities between Company or its Affiliates and

9	Employee Initials:

Employee in the event of such a breach would favor the entry of equitable relief in favor of Company or its Affiliates, and (d) the public interest in the event of such a breach would favor the entry of equitable relief in favor of Company or its Affiliates. For the purpose of this Agreement, equitable relief shall include without limitation preliminary and permanent injunctive relief, specific performance and temporary restraining orders. Equitable relief shall be in addition to all other remedies available to Company through arbitration as provided in this Agreement. Employee also agrees not to contest the entry in favor of Company or its Affiliates of equitable relief in the event of a breach described in this section.
9.	Factors Supporting Restrictions. The restrictions placed upon Employee by the terms of this Agreement have been agreed upon in consideration of the following factors, among others:
9.1	Employee has been provided with the Term of Employment described in Section 2.2 and the Compensation described in Section 3 above in reliance upon Employee’s agreement to the restrictions described in Section 7; and

9.2	Employee has been entrusted by Company with developing close relations with customers and/or vendors on behalf of Company to further Company’s business interests; and

9.3.	By reason of Employee’s position with Company, Employee has become privy to the aims, aspirations, plans, preferences, strategies and capabilities of customers and/or vendors, which are matters of great value in identifying, soliciting, obtaining, retaining and/or servicing customers and/or vendors in Company’s business; and

9.4	By reason of Employee’s position with Company, Employee has become privy to confidential financial information of Company, which information would be of considerable potential interest to Company’s competitors; and

9.5	By reason of Employee’s position with Company, Employee will become familiar with Company’s practices and strategies in assigning work, setting up project teams and supervising the work.
10.	Arbitration.
10.1	Except for equitable relief sought pursuant to section 8, or as otherwise prohibited by law, any controversy or claim rising out of or relating to this Agreement or the breach of this Agreement shall be settled by arbitration administered by the American Arbitration Association under its Employment Dispute Resolution Rules (the “Rules”) and judgment on the award rendered by the arbitrators may be entered in any court in Clark County, Nevada.

10	Employee Initials:

10.2	Any controversy or claim submitted for arbitration shall be submitted to a panel of three (3) arbitrators selected in the manner specified in the Rules from the panels of arbitrators of the American Arbitration Association. The arbitration proceedings shall be conducted in Las Vegas, Nevada, and the cost of the arbitration shall be paid for 100% by Company.

10.3	The arbitration provisions of this Agreement provide the exclusive remedies and each party expressly waives the right to pursue redress in any other forum except only the right to pursue equitable remedies as provided in Section 8.

10.4	The arbitrators shall not be empowered or authorized to add to, subtract from, delete or in any other way modify, the terms of this Agreement, nor shall the arbitrators be empowered to award punitive damages on any claim.

10.5	Employee understands and agrees that Employee is waiving the right to a jury trial, or a trial before a judge in public court.
11.	Acknowledgement.
11.1	Employee acknowledges that Employee has been given a reasonable period of time to study this Agreement before signing it. Employee certifies that Employee has fully read and completely understands the terms, nature and effect of this Agreement. Employee also certifies that Employee either had the opportunity to consult with counsel, or consulted with counsel in connection with the execution of this Agreement. Employee further acknowledges that Employee is executing this Agreement freely, knowingly and voluntarily and that Employee’s execution of this Agreement is not the result of any fraud, duress, mistake or undue influence whatsoever. In executing this Agreement, Employee does not rely on any inducements, promises or representations by Company or any person other than the terms and conditions of this Agreement.

11.2	Employee warrants and represents that Employee does not know of any restriction or agreement to which Employee is bound which arguably conflicts with his execution of this Agreement or his employment hereunder.
12.	Controlled Substance and Alcohol Screening.
12.1	Throughout the term of this Agreement, Employee must abide by Company’s controlled substance and alcohol policy as adopted from time to time. Employee acknowledges and agrees that these policies may include requirements that Employee submit to testing for controlled substances or alcohol on the basis of reasonable suspicion in accordance with Company’s controlled substance or alcohol policies.

12.2	Employee agrees that failure to consent or cooperate in testing for controlled substances or alcohol or positive results from such testing may be the subject of disciplinary action up to and including termination.

11	Employee Initials:

12.3	Employee agrees that testing for controlled substance or alcohol may include taking and testing of Employee’s urine, blood or hair.

12.4	Employee shall hold Company, and its Affiliates and their officers, directors, employees, agents and shareholders harmless from any and all claims, demands or liability arising from testing for controlled substances or alcohol and from any disciplinary action resulting from such proposed or actual testing.
13.	Attorneys’ Fees. In any action or proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs incurred, whether or not the action is reduced to judgment.

14.	Survivorship. The respective rights and obligations of the Parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section are in addition to the survivorship provisions of any other Section of this Agreement.

15.	Entire Agreement. This Agreement contains the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior or contemporaneous agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.

16.	Assignability: Binding Nature. This agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs and assigns. No rights or obligations of the Parties may be assigned except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of Company and such assignee or transferee assumes the liabilities, obligations and duties of Company, as contained in this Agreement, either contractually or as a matter of law. In addition to the provisions of Section 2.3, Company may also assign this Agreement to an Affiliate in its sole discretion. Notwithstanding anything to the contrary in this section, Employee shall have no right to assign any of his rights under this Agreement or to delegate any of his duties under this Agreement and any such assignment or delegation shall be void for all purposes.

17.	Amendment. No provision in this Agreement may be amended, modified or waived unless such amendment, modification or waiver is agreed to in writing.

18.	Construction. The terms and conditions of this Agreement shall be construed as a whole according to their fair meaning and not strictly for or against any party. The parties acknowledge that each of them has reviewed this Agreement and has had the opportunity to have it reviewed by their attorneys and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement.

12	Employee Initials:

19.	Necessary Action. Each of the parties shall do any act or thing and execute any or all documents or instruments necessary or proper to effectuate the provisions of this Agreement.

20.	Time of the Essence. Time is of the essence of this Agreement and all of its terms, provisions, conditions and covenants.

21.	Waiver. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver of that right, remedy, power or privilege. No such waiver may occur unless in a writing signed by the party sought to be charged. No waiver of any right, remedy, power or privilege with respect to any particular occurrence shall be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

22.	Partial Invalidity. If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable for any reason whatsoever:
a)	The validity, legality, and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby unless such invalidity, illegality or unenforceability would vitiate the intent of the parties with respect to any such section or the Agreement as a whole; and

b)	To the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal, or unenforceable) shall be construed so as to give maximum possible effect to the intent manifested by the provision held invalid, illegal, or unenforceable.
24.	Notices. All notices, consents, or other communications required, permitted or provided for hereunder, including without limitation notices of Default, or termination of this Agreement shall be deemed given (i) on the date when hand-delivered; (ii) on the date when forwarded by facsimile transmission provided that electronic confirmation of receipt is obtained and retained; (iii) upon the date set forth on a receipt for certified mail that is returned to the party giving notice by the United States Postal Service; or (iv) on the next day after delivery to a recognized overnight delivery service for next day delivery. All notices shall be addressed to the parties at their addresses set forth below:

As to Company:	Venetian Casino Resort, LLC 3355 Las Vegas Boulevard South Las Vegas, Nevada 89109 Attn: President Telecopier: (702) 414-4421

13	Employee Initials:

w/ copy to:	Venetian Casino Resort, LLC 3355 Las Vegas Boulevard South Las Vegas, Nevada 89109 Attn: General Counsel Telecopier: (702)414-4421

As to Employee:	At the Address Set Forth at the Beginning of this Agreement. Telecopier: [intentionally omitted]
25.	Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Nevada without reference to the principals of conflict of laws thereof.

26.	Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

27.	Counterparts. This Agreement may be executed in counterparts each of which shall be deemed an original and all of which shall constitute one and the same agreement with the same effect as if all Parties had signed the same signature page and a signature page delivered by telecopier shall be as effective as if an original copy had been delivered.
EMPLOYEE: Michael Quartieri

By:	/s/ Michael Quartieri

Date:	/s/ September 18, 2006

COMPANY: Las Vegas Sands Corporation

By:	/s/ Robert P. Rozek

Print Name:	Robert P. Rozek

Its:	Senior Vice President and Chief Financial Officer

Date:	September 19, 2008

14	Employee Initials: